Exhibit 10.3

EMPLOYMENT AGREEMENT

This employment agreement, (the “Agreement”) is made on July ___, 2015, effective as of July 6, 2015, by and between SWK TECHNOLOGIES, INC., a Delaware corporation (hereinafter referred to as “SWK” or the “Company”), having its primary offices at 5 Regent Street, Suite #520, Livingston, NJ 07039 and Kevin Snyder, currently residing at _____________________ (hereinafter referred to as the "Executive").

W I T N E S E T H :

WHEREAS, Executive possesses certain knowledge and skills relating to the Company’s business that the Company wishes to obtain for the development and success of the Company’s business.

WHEREAS, the Company desires to engage the services of the Executive, and the Executive desires to render such services;

NOW, THEREFORE, in consideration of the premises, the parties agree as follows:

1.             Employment.  The Company hereby employs the Executive as Vice President of Business Development and Sales for the NetUp-IT business unit (the “Business Unit”) of the Company and the Executive hereby accepts such employment, subject to the terms and conditions hereinafter set forth.

2.             Term.  The term of the Executive’s employment hereunder shall commence on July 6, 2015 (the “Commencement Date”) and shall continue through July 5, 2018 (the “Term”) unless such Term is earlier terminated in accordance with the provisions of this Agreement.

3.             Duties.  The Executive agrees that he will serve the Company on a full-time basis faithfully and to the best of his ability, subject to the general supervision of the Company’s Chief Executive Officer (“CEO”), the Chief Information Officer (“CIO”) or their designee(s) and/or the Board of Directors of the Company.  The Executive’s duties will include, but not be limited to directing a sales team to meet or exceed sales goals and margins, and budgetary objectives for the Business Unit. The role involves sales, account management of large customers, hiring, directing and mentoring of sales personnel, development of compensation plans for sales personnel, strategic planning, leveraging technology and improving sales and business development processes, as well as developing and monitoring sales process metrics. The Executive agrees that he will not, during the term of this Agreement, engage in any other business activity which interferes with the performance of his obligations under this Agreement. The Executive will devote all of his working time to the business and affairs of the Company, provided, however, that the foregoing shall not be construed as precluding the Executive from: (i) serving on the Board of Directors of any corporation or entity not directly competitive or competitive in any material respect with the Company; (ii) investing or trading in securities or other forms of investments, in each case, so long as such activities do not materially interfere with the performance of the Executive’s  duties hereunder and such investments do not represent the ownership of five percent (5%) or more of the capital stock of publicly traded entities; and (iii) engaging in other business activity, provided such other business activity does not interfere with the performance of his obligations under this Agreement and does not compete, directly or indirectly, with SWK.

4.             Location of Performance of Duties. Initially, the Executive shall perform the majority of duties of his position at _____________________. The Company retains the right to change the Executive’s work location at any time during the term of this Agreement, provided it is within 20 miles of the initial location.

5.             Compensation.

(a) In consideration of the services to be rendered by the Executive hereunder, the Company agrees to pay the Executive, and the Executive agrees to accept, a Base Salary in the amount of One Hundred Fifty Five Thousand Dollars ($155,000) per annum, subject to all required federal, state and local payroll deductions.  Currently, the Company pays its executives on a bi-weekly basis.

(b)  Incentive compensation shall be paid as follows:

(i) for the period from the Commencement Date through December 31, 2015,  Executive will receive $10,000, which shall be paid to the Executive within thirty (30) days after the financial closing of the period;

(ii) for the period from January 1, 2016 through June 30, 2016, Executive shall receive $10,000, which shall be paid to the Executive within thirty (30) days after the financial closing of the period;

(iii) from the period from July 1, 2016 through December 31, 2016, Executive shall receive two and one-half percent (2.5%) of the incremental increase in Recurring Revenue (as defined below) based on the amount by which the Recurring Revenue for the period of July 1, 2016 through December 31, 2016 exceeds the Recurring Revenue for the period of January 1, 2016 through June 30, 2016. SWK shall pay the Executive such incentive compensation within thirty (30) days after the financial closing of the period.

(iv) thereafter and through the end of the Term, each year, on December 31, Executive shall receive incentive compensation equal to an aggregate of two and one-half percent (2.5%) of the incremental increase in Recurring Revenue during such calendar year over Recurring Revenue for the immediately preceding calendar year of the Business Unit.  If SWK acquires additional Managed Service Providers that become part of the Business Unit, Executive’s incentive pay shall exclude the incremental recurring revenue gained from the acquisition of such Managed Service Provider, but shall include the incremental increase in recurring revenue during each calendar year resulting from all business development, marketing and sales activities of the combined Business Unit after such acquisition.  SWK shall pay the Executive such incentive compensation within sixty (60) days after the end of each calendar year. Recurring Revenue means all fees for managed services and other services that are paid on a recurring monthly basis specifically with respect to the Business Unit and shall not include hourly services, projects or hardware/software sales.

(c) The Executive shall be entitled to twenty (20) Paid Time Off (“PTO”) days during each calendar year.  The Executive shall be permitted to carry forward a maximum of ten (10) PTO days from the prior calendar year.  Any remaining days will be forfeited. The Company shall not be obligated to pay the Executive for any unused or lost PTO days. Notwithstanding the foregoing, the Company, in its sole and absolute discretion, may choose to pay the Executive for unused PTO days carried forward from the prior calendar year in lieu of providing the Executive with PTO days carried forward from the prior year.

(d) The Executive shall be entitled to Company holidays in accordance with the Company’s Employee Handbook, as amended and as published periodically by the Company. Company holidays are usually published annually in December of the preceding year.

(e) The Executive shall receive $900 per month towards group medical and dental benefits for himself and his family with any excess costs related to such being deducted from the Executive’s bi-weekly paycheck. If, during the Term, the Company offers other similarly-situated employees an amount greater than $900 per month to be applied towards group medical and dental benefits for such employee and his/her family, the Executive shall also be eligible for such offer. The Executive shall also receive qualified retirement benefits, group disability insurance and group life insurance, as per the Employee Handbook, and in accordance with the Company’s standard practices.

(f) To the extent that the Executive becomes mentally or physically disabled, as determined in accordance with Paragraph 10 of this Agreement, Executive shall continue to receive his total compensation and other benefits hereunder until the termination of this Agreement pursuant to Paragraph 10 hereof; provided, however, that the Executive’s Base Salary shall be reduced by any disability benefits Executive receives from policies maintained and paid for by the Company.  Moreover, Executive is required to exhaust all accrued but unused PTO in connection with any such absence due to disability.

(g) At the discretion of the Company’s Board of Directors, the Executive will also be eligible for periodic cash and/or stock incentive bonuses.

6.             Business Expenses.

Executive is authorized to incur, and the Company shall pay and reimburse him, for reasonable and necessary business expenses incurred in the performance of his duties hereunder, in accordance with guidelines adopted by the Board of Directors.  The Company will pay and reimburse Executive for all such reasonable expenses upon the presentation by Executive, from time to time, of an itemized account of such reasonable expenditures and proper documentation thereof as evidence that such expenses have been incurred. The determination of what is fair and reasonable shall be made by the CEO or CIO.

7.             Termination by the Company for Cause.

The Company has the right to terminate Executive’s employment with cause. Termination by the Company of the Executive’s employment for cause (hereinafter referred to as “Termination for Cause”), shall mean termination upon:

(i) the willful and continued failure by the Executive to substantially perform the Executive’s  material duties with the Company (other than any such failure resulting from the Executive’s  incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to the Executive by the Board, the CEO or the CIO, which demand specifically identifies the material duties that the Board believes that the Executive has not substantially performed; provided, however, that Executive has an opportunity and reasonable period of time to cure such failure; or

(ii) the willful engaging by the Executive in conduct that is demonstrably and materially injurious to the Company, monetarily or otherwise; or

(iii)  the conviction of the Executive of a felony; or

(iv) the commission of any act by the Executive against the Company that constitutes the embezzlement, larceny, and/or grand larceny.

8.            Termination by the Company Without Cause.   If the Company terminates Executive’s  employment other than for Cause pursuant to Paragraph 7, or on account of death or disability pursuant to Paragraphs 10 or 11, the Company shall pay or provide the Executive, within thirty (30) days of the date of termination, with: (i) any unpaid salary earned under this Agreement prior to the date of termination; (ii) any accrued but unused PTO days prior to the date of termination; (iii) any unpaid compensation due under Paragraph 5 (b) herein; (iv) any unpaid expense reimbursement owed to him for periods through the date of termination; and (v) the Executive’s  Base Salary for the remainder of the Term.

9.            Termination by the Executive.     The Executive may terminate his employment hereunder for “Good Reason,” within ninety (90) days of the occurrence of any of the following events: (i) a significant and material breach of this Agreement by the Company; or (ii) any failure to pay, within a reasonable amount of time, any part of the Executive’s compensation (including Base Salary and variable compensation, if any) or to provide the benefits contemplated herein.  The Executive shall give the Company written notice of any proposed termination for Good Reason and the Company shall have thirty (30) days from receipt of such written notice to cure any ground of termination for Good Reason, as set forth in this Paragraph.  In the event of Termination by Executive for Good Reason, Company shall be obligated to pay to Executive that compensation due as if Company had terminated Executive Without Cause pursuant to Paragraph 8 of this Agreement.

10.          Termination Due to Death.     In the event of the Executive’s death during the Term of this Agreement, the Executive’s employment hereunder shall immediately and automatically terminate, and the Company shall pay to the estate or beneficiaries of Executive (i) any unpaid salary earned under this Agreement prior to the date of death; (ii) any accrued but unused PTO days prior to the date of death; (iii) any unpaid compensation due under Paragraph 5 (b) herein; and (iv) any unpaid expense reimbursement owed to him for periods through the date of termination. The Company shall have no further obligation or duty to the Executive or his estate or beneficiaries.

11.          Termination Due to Disability.     The Company may terminate the Executive’s employment hereunder, upon written notice to the Executive, in the event that the Executive becomes disabled during the Term.  The term “disabled” is defined as any condition of either a physical or psychological nature that, even with reasonable accommodation, renders the Executive unable to perform the essential functions of the services contemplated hereunder for a period of one hundred eighty (180) days during any twelve (12) month period during the Term.  Executive represents that any period of disability beyond one hundred eighty (180) days would place an undue burden and hardship on the Company.   Any such termination shall become effective upon mailing or hand delivery of such notice to the Executive. The Company shall have no further obligation or duty to the Executive following termination under this Paragraph, other than to pay Executive all earned compensation and benefits through the initial one hundred twenty days (120) of the disability period, and other than as required by applicable law.  For purposes of determining the existence or nonexistence of a disability, the Executive and Company shall mutually agree to a physician.  If the Executive and Company are unable to agree on a physician, the physicians selected by each shall agree on a third physician, who shall make the disability determination.

12.          Non-Disclosure of Confidential Information and Non-Solicitation.  This provision shall be governed by the terms and conditions of that certain Non-Disclosure/Non-Solicitation and Arbitration Agreement, dated as of the date hereof and attached as Exhibit A hereto.

13.          Successors; Binding Agreement. Neither this Agreement nor any right or interest hereunder shall be assignable by the Executive, nor shall it be subject to attachment, execution, pledge or hypothecation, but this Agreement if Executive shall die shall inure to the benefit of and be enforceable by the Executive’s  personal or legal representative, executors, administrators, successors, heirs, distributees, devisees and legatees.  If the Executive dies during the term of this Agreement before a notice of termination is sent by either party, no amounts shall be paid to Executive’s devisee, legatee or other designee, except for (i) any unpaid salary earned under this Agreement prior to the date of death; (ii) any accrued but unused PTO days prior to the date of death; (iii) any unpaid compensation due under Paragraph 5 (b) herein; and (iv) any unpaid expense reimbursement owed to him for periods through the date of termination.  If Executive dies after a notice of termination has been submitted by either party, the Agreement shall terminate according to the notice of termination and the relevant sections of this Agreement pertaining to such a termination rather than as a termination under this Section.

14.          Miscellaneous.  No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive, and such officer as may be specifically designated by the Board.  No waiver by either party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party that is not set forth in this Agreement.  Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law.

15.          Severance and Validity.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

16.          Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

17.          Entire Agreement.  This Agreement contains the entire understanding of the parties with respect to the subject matter hereof, supersedes any prior agreement between the parties, and may not be changed or terminated orally.  No change, termination or attempted waiver of any of the provisions hereof shall be binding unless in writing and signed by the party to be bound; provided, however, that the Executive’s compensation and benefits may be increased at any time by the Company without in any way affecting any of the other terms and conditions of this Agreement, which in all other respects shall remain in full force and effect.

18.          Negotiated Agreement.  This Agreement has been negotiated and shall not be construed against the party responsible for drafting all or parts of this Agreement.

19.          Notices.  For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered personally or received by United States registered or certified mail, return receipt requested, postage prepaid, or by nationally recognized overnight delivery service providing for a signed return receipt, addressed to the Executive at the Executive’s  home address set forth in the Company’s records and to the Company at the address set forth on the first page of this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

20.          Governing Law and Resolution of Disputes.  All matters concerning the validity and interpretation of and performance under this Agreement shall be governed by the laws of the State of New Jersey.  Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Newark, New Jersey in accordance with the rules of the American Arbitration Association (“AAA”) then in effect.  Arbitration will take place before a single experienced employment arbitrator licensed to practice law in New Jersey and selected in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association.  The arbitrator may not modify or change this Agreement in any way.  Any judgment rendered by the arbitrator as above provided shall be final and binding on the parties hereto for all purposes and may be entered in any court having jurisdiction.  In any arbitration pursuant to this Paragraph 20, each party shall be responsible for the fees and expenses of its own attorney and witnesses, and the fees and expenses of the arbitrator shall be divided equally between the Company and the Executive.  Executive agrees that the cost provisions of this Paragraph are fair and not unconscionable.  Nothing in this Paragraph 20 shall be construed to limit the Company’s ability to seek injunctive and other relief in connection with an actual or threatened violation of Paragraph 12 hereof.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of July ___, 2015.

SWK TECHNOLOGIES, INC.

By: Jeffrey D. Roth, CEO                                                                July ___, 2015

EXECUTIVE:

______________________________                                      July ____, 2015
Kevin Snyder

[Signature Page SWK-Kevin Snyder Employment Agreement]

EXHIBIT A

NON-DISCLOSURE/NON-SOLICITATION AGREEMENT AND ARBITRATION AGREEMENT